Exhibit 10.4.38
SALARY AND BONUS ARRANGEMENTS WITH EXECUTIVE OFFICERS, TERMS OF FISCAL
2011 BONUS PLAN, AND FISCAL 2010 BONUS PAYOUTS TO EXECUTIVE OFFICERS
On August 30, 2010, the independent directors of the Board approved the fiscal 2011 base salary and target bonus amount under the Company’s fiscal 2011 corporate bonus plan (the “Bonus Plan”) for Kimberly Till, the Company’s President and Chief Executive Officer, and the Compensation Committee of the Board (the “Compensation Committee”) approved the fiscal 2011 base salaries and target bonus amounts under the Bonus Plan for the Company’s other executive officers (the “Executive Officers”). The Bonus Plan is designed to establish a pool of funds (the “Bonus Pool”) to be available for making bonus payments to the executive officers as well as certain other employees. The funding level of the Bonus Pool is based on the Company’s performance relative to budgeted fiscal consolidated operating income (the “Financial Target”), as approved by the Board in connection with establishing the Company’s fiscal 2011 annual budget. Under the Bonus Plan, 100% of the Bonus Pool will be funded if performance is equal to 159% of the Financial Target. No bonus will be payable under the Bonus Plan if performance is less than 75% of the Financial Target. Between 75% and 159% performance, a sliding scale applies. The Board, in its discretion, has the option of increasing the size of the Bonus Pool if the Company achieves greater than 159% performance. In the case of Ms. Till, 64% of her bonus payout under the Bonus Plan is based on the Company’s performance relative to the Financial Target and 36% is based on performance against her individual management objectives, as determined by the independent directors of the Board, in their discretion. Ms. Till’s individual management objectives under the 2011 Bonus Plan have not been finalized by the independent directors of the Board. For each of the other executive officers, 70% of the bonus payout under the Bonus Plan is based on the Company’s performance relative to the Financial Target and 30% is based on performance against individual management objectives, as determined by such executive officer’s manager, in his or her discretion.
The fiscal 2011 base salaries and target bonus amounts (in U.S. dollars except as noted) for the executive officers are as follows:

Executive Officer	Base Salary	Target Bonus Amount
Kimberly Till (President and CEO)	$600,000	$600,000
George Terhanian (President, Global Solutions)	$300,000	$120,000
Enzo Micali (Global EVP, Technology, Operations, and Panel, and Chief Information Officer)	$295,000	$118,000
Robert Salvoni (President, International)	195,000(GBP)	78,000(GBP)
Marc Levin (EVP, General Counsel and Corporate Secretary	$255,000	$102,000
Patti Hoffman (EVP, Global Human Resources)	$225,000	$90,000
Eric Narowski (Interim Chief Financial Officer, SVP, Global Controller and Principal Accounting Officer)	$183,000	$54,900
On August 30, 2010, the Compensation Committee approved discretionary cash bonuses for fiscal 2010 in the amount of $5,000 for Dr. Terhanian, Mr. Micali, and Mr. Levin, and $2,500 for Mr. Narowski, in each case in recognition of exceptional fiscal 2010 performance in their respective areas of responsibility. Mr. Salvoni is entitled to a contractually guaranteed cash bonus of 32,000 (GBP) for fiscal 2010.